Exhibit 10.2
INDEPENDENT CONSULTANT AGREEMENT

This Independent Consultant Agreement (“Consulting Agreement”) is between Rivian Automotive, LLC, a Delaware limited liability company (“Rivian”) and Jiten Behl (“Consultant”) (collectively, the “Parties”) and is effective on the date as of which it is executed by both Parties (“Effective Date”).

WHEREAS, Rivian desires to contract with Consultant to perform certain business consulting and advisory services for Rivian utilizing Consultant’s independent skill and expertise as an independent contractor, and Consultant desires to accept such engagement, pursuant to the terms and conditions of this Consulting Agreement; and

WHEREAS, both Rivian and Consultant desire to reduce to writing their agreement for Consultant to provide such services; and

WHEREAS, Rivian and Consultant are parties to that certain Separation Agreement and General Release Agreement to be executed concurrently herewith (the “Separation Agreement”); and

WHEREAS, Rivian and Consultant are parties to certain agreements related to Consultant’s awards under the Rivian Automotive, Inc. 2015 Long-Term Incentive Plan, as amended (the “Plan”),

NOW THEREFORE, in consideration of the mutual covenants and promises each Party has made to the other as set forth in this Consulting Agreement, the Parties agree as follows:

1.Engagement. Subject to the terms and conditions set forth in this Consulting Agreement, Rivian hereby engages Consultant, and Consultant hereby accepts engagement with Rivian, to perform the services set forth in Attachment A (the “Services”).

2.Independent Contractor Relationship. The Parties agree that Consultant is an independent contractor and that neither Consultant nor Consultant’s employees or agents are or shall be employees of Rivian. Neither Rivian nor Consultant shall represent directly or indirectly that Consultant or Consultant’s employees or agents are agents, employees, or legal representatives of Rivian. As an independent contractor, the mode, manner, method, and means used by Consultant in the performance of the Services shall be of Consultant’s selection and under the sole control and direction of Consultant. Consultant shall be responsible for all risks incurred in the operation of Consultant’s business and shall enjoy all the benefits thereof.

3.Standard of Conduct; Performance of the Services. At the request of Rivian, Consultant shall comply with all policies and guidelines published by Rivian from time to time. Consultant further represents and warrants that: (i) the Services shall be provided in a diligent, trustworthy, professional, ethical, and efficient manner; (ii) the Services shall be provided in compliance with all applicable laws, rules, and regulations; and (iii) Consultant is not (and will not be) limited by other agreements or arrangements in Consultant’s ability to provide the Services.
4.Term. Consultant’s Performance of the Services shall commence on September 1, 2023 and shall continue until November 30, 2025 or such earlier date that this Consulting Agreement is terminated by either Party pursuant to Section 9 (“Agreement Term”).

5.Compensation. Rivian shall compensate Consultant on a monthly basis for all Services performed during the Agreement Term (as defined in Section 4) with consulting fees in the amount of One Hundred Dollars ($100.00) per hour (“Consulting Fees”). Payments will be made based on time submitted by Consultant and shall be paid within sixty (60) days of Consultant’s submission of Consultant’s time. The Consultant will submit his time worked entries on a monthly basis describing the actual services performed, the date the services were performed, and number of hours worked on each date. The Parties agree that nothing in this Consulting Agreement shall obligate Rivian to provide Consultant with any minimum amount of work during any month of the Agreement Term or obligate Consultant to perform any work requested by Rivian except that
(a) Consultant shall be available during normal business hours for consultation from time to time as may be requested by Rivian and (b) Consultant shall, at a minimum, perform the Services for at least one (1) full eight (8)-hour work day per quarter. Consultant shall be entitled to Consulting Fees only for work actually performed by Consultant as requested by Rivian from time to time during the Agreement Term. In addition, as further consideration for the Services provided by Consultant under this Consulting Agreement, the Parties agree that the “Separation Date” as that term is defined in the Separation Agreement shall not constitute a “Termination of Employment,” as such term is defined in the Plan because Consultant will continue to provide services to Rivian under the terms of this Consulting Agreement as a “Contractor,” as such term is defined in the Plan. Because Consultant’s Separation Date does not constitute a “Termination of Employment” for purposes of grants under the Plan, Consultant shall continue to vest shares under the terms of any and all awards

Exhibit 10.2
Consultant has received under the Plan for so long as Consultant continues to provide Service to Rivian pursuant to this Consulting Agreement through any applicable vesting date. In the event of a Change in Control event as described in the Plan, any outstanding and unvested equity award held by Consultant shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse. For avoidance of doubt, the Parties agree that Consultant’s awards that are unvested as of the Separation Date are set forth in Attachment B.

6.Costs and Expenses. During the Agreement Term (as defined in Section 4), Rivian shall reimburse Consultant for all reasonable, out-of-pocket travel and entertainment costs and expenses that are pre-approved by Rivian and incurred by Consultant in connection with the Services provided by Consultant under this Consulting Agreement.

7.Tax Treatment. Consultant and Rivian agree that Rivian will treat Consultant as an independent contractor for purposes of all applicable tax laws and file forms consistent with that status. Consultant agrees, as an independent contractor, that neither Consultant nor any of Consultant’s employees or agents shall be entitled to unemployment compensation benefits from Rivian in the event this Consulting Agreement terminates, or workers’ compensation benefits from Rivian in the event that any of any of Consultant’s employees or agents are injured in any manner while performing consulting services under this Consulting Agreement. Consultant will be solely responsible to pay any and all local, state, and federal income, Social Security, and unemployment taxes for Consultant’s employees, as well as any applicable taxes for Consultant’s employees in any jurisdictions outside the United States of America in which Consultant provides the Services. Rivian will not withhold any taxes or prepare an IRS Form W-2 for Consultant but will provide Consultant with an IRS Form 1099.

8.No Employee Benefits. Consultant acknowledges and agrees that neither Consultant nor any of Consultant’s employees or agents shall receive any employee benefits of any kind from Rivian as a result of providing consulting services under this Consulting Agreement. Consultant and Consultant’s employees are excluded from participating in any fringe benefit plans or programs as a result of the performance of the Services under this Consulting Agreement. In addition, Consultant waives any and all rights, if any, to participation in any employee benefit or welfare plans or programs that Rivian might provide to its employees from time to time, including, but not limited to, medical insurance, dental insurance, vision insurance, group life and AD&D insurance, short-term and long-term disability insurance, severance pay, unemployment compensation coverage, workers’ compensation coverage, and 401(k) savings plans.

9.Expiration and Termination of the Agreement. This Consulting Agreement shall expire or terminate in accordance with Section 4 of this Consulting Agreement, unless sooner terminated pursuant to the provisions of this Section 9. Subject to the provisions below, either Party shall have the right and option, exercisable by giving prior written notice to the other Party, to terminate the Agreement at any time for any reason with or without cause in accordance with Section 21 of this Consulting Agreement. In the event that this Consulting Agreement is terminated by either Party prior to the expiration of the Term as defined in Section 4 of this Consulting Agreement, Consultant’s right to receive any further Compensation under this Consulting Agreement shall forthwith cease and terminate and Rivian shall provide to Consultant payment of Consulting Fees (as defined in Section 5) for work performed through the date of termination by Consultant to Rivian in accordance with Section 5 and payment of any outstanding costs or expenses reimbursable pursuant to Section 6. In the event that this Consulting Agreement is terminated by Rivian prior to the expiration of the Term as defined in Section 4 of this Consulting Agreement, any outstanding and unvested equity award held by Consultant shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse.

10.Protection of Rivian’s Business Interests. In consideration of Consultant’s performance of Services under this Consulting Agreement, during the Agreement Term Rivian will provide Consultant with access to Confidential Information (defined below) of Rivian and its Affiliates (defined below) and to Rivian’s and its Affiliates’ substantial relationships and goodwill with employees, contractors, vendors, suppliers and other business relations. Consultant agrees that each of the foregoing constitutes a legitimate business interest of Rivian and its Affiliates, and that Rivian and its Affiliates are entitled to the protection of those interests in the form of reasonable restrictions on Executive’s ability and right to engage in certain competitive activities following the Separation Date. Accordingly, in exchange for the benefits provided to Consultant under this Agreement, Consultant agrees to the following restrictions to protect Rivian’s and its Affiliates’ legitimate business interests:

A.Protection of Confidential Information. Except as permitted by Section 12, during the Agreement Term Consultant shall not, directly or indirectly, use or disclose Confidential Information without Rivian’s prior written consent for any purpose other than performance of

Exhibit 10.2
the Services, and Consultant shall use the utmost diligence to guard and protect the Confidential Information from disclosure to any other person or entity. Consultant understands that this restriction on use or disclosure of Confidential Information applies for as long as the information in question remains Confidential Information as defined below. Consultant further understands that the Confidential Information is, and at all times shall remain, the sole and exclusive property of Rivian and its Affiliates (excepting Confidential Information that belongs to third parties that Rivian is obligated to keep confidential, which shall remain the exclusive property of the disclosing third party).

B.Ensuring Fair Competition. During the Agreement Term, Consultant shall not, directly or indirectly, (i) own, operate, finance, or control any Competitive Business in the Restricted Territory other than as a passive owner of not more than five percent (5%) of the outstanding stock of a Competitive Business in which Consultant has no active participation; or (b) render services to, give advice to, consult with, or be employed by a Competitive Business. Notwithstanding the foregoing, nothing in this Agreement shall prevent Consultant from requesting an exception from Rivian with respect to specific services for a particular Competitive Business, which Rivian shall consider on a case-by-case basis in its sole discretion. In the event that Consultant desires an exception with respect to any Competitive Business, Consultant shall request the waiver from the CEO of Rivian.

C.Protection of Employee and Contractor Relationships. During the Agreement Term, Consultant shall not, directly or indirectly, (i) solicit or recruit any Restricted Person to obtain employment with or provide services to a Competitive Business;
(ii) interfere with the performance by any such persons of their duties for Rivian or an Affiliate; or (iii) communicate with any Restricted Person for the purposes described in clauses (i), (ii), or (iii) of this Section 10(c).

D.Protection of Business Relationships. During the Agreement Term, Consultant shall not, directly or indirectly, (i) solicit or induce any Restricted Business Relation to terminate or limit its business with Rivian or an Affiliate, (ii) solicit or induce any Restricted Business Relation to provide services to a Competitive Business in connection with or related to the research, development, production, marketing, or sale of a Competing Product, or (iii) communicate with any Restricted Business Relation for the purposes described in clauses (i), (ii), or (iii) of this Section 10(d).

E.Definitions. For purposes of this Consulting Agreement, the following capitalized terms are defined as follows:

i.“Affiliates” means Rivian’s parents and subsidiaries and any entity that is directly or indirectly controlled by Rivian Automotive, Inc. For purposes of this definition, “controlled” means the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether through ownership, by contract, or otherwise.
ii.“Competitive Business” means (A) a business engaged in or planning to be engaged in the development, marketing, production, or sale of electric vehicles or products and services related to electric vehicles, including, but not limited to, batteries, battery modules, software, electronic control modules (ECMs), motors, advanced driver-assistance systems (ADAS), vehicle charging products, and vehicle charging technology, and (B) a business otherwise engaged in or planning to be engaged in the development, marketing, production or sale of a Competing Product.

iii.“Competing Product” means a product or service of any person other than Rivian or its Affiliates that (A) is substantially similar to or otherwise competes with a product or service that is produced, provided, marketed, sold, or under active research or development by Rivian or an Affiliate during the Agreement Term, and (B) for which Consultant had any responsibility or about which Consultant had access to Confidential Information during the Agreement Term.

iv.“Confidential Information” means any information belonging to, or otherwise relating to, Rivian or an Affiliate which is not generally known outside Rivian or an Affiliate, regardless of the manner in which it was stored or conveyed to Consultant. Without limiting the foregoing, Confidential Information includes trade secrets as well as other proprietary knowledge, information, know-how, and non-public intellectual property rights, including, without limitation, memoranda, and other materials or

Exhibit 10.2
records of a proprietary nature; technical information regarding the operations of Rivian; records and policy matters relating to market research, research and development projects, accounting information or practices, advertising, marketing, financial results, projections, and other financial information, finance methods, acquisition opportunities, and/or strategic planning; and records related to actual or prospective employees, service providers, and other business relations. Confidential Information does not include knowledge or information known to Consultant prior to Consultant’s employment with Rivian, in the public domain, or generally available to the public (except by Consultant’s fault or negligence).

v.“Restricted Business Relation” means a vendor, supplier, or other business relation of Rivian or an Affiliate (other than an employee or contractor) (A) with whom Consultant had business-related contact during the Agreement Term, or (B) about whom Consultant had access to Confidential Information during the Agreement Term.

vi.“Restricted Person” means any person who, as of the Separation Date, is employed or engaged by Rivian or an Affiliates as an employee or contractor and (A) with whom Consultant had business-related contact during the Agreement Term, or (B) about whom Consultant had access to Confidential Information during the Agreement Term.
11.Exceptions to Non-Disclosure of Confidential Information. Notwithstanding anything to the contrary, nothing in any part of this Consulting Agreement prevents Consultant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other conduct that Consultant has reason to believe is unlawful, or from otherwise reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Consultant further acknowledges and agrees that Rivian has provided Consultant with written notice that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in an anti-retaliation lawsuit, as set forth in Attachment C.

12.Return of Property. Consultant agrees that immediately upon termination of this Consulting Agreement, or at any other time that Rivian may request in writing, Consultant shall return all property of Rivian in Consultant’s possession, custody, or control, including but not limited to all Confidential Information, documents, copies, recordings of any kind, papers, computers and computer equipment, mobile devices, external storage devices, USB devices, computer records or programs, drawings, manuals, letters, notes, notebooks, reports, formulae, memoranda, client lists, keys, passwords, login credentials, and other materials that relate to Rivian or any Affiliate and that Consultant obtained in connection with this Consulting Agreement or the Services provided under this Consulting Agreement.

13.Intellectual Property. Consultant acknowledges that Rivian is the sole owner of all the products and proceeds of Consultant’s Services under this Consulting Agreement free and clear of any claims by Consultant (or anyone acting or claiming on the Consultant’s behalf) of any kind or character whatsoever (other than the Consultant’s right to receive payment as set forth in Section 5). Without limiting the foregoing, Consultant acknowledges and agrees that Rivian is the sole owner of all software programs, source or object code, improvements, formulas, developments, ideas, concepts, developments, arrangements, processes, techniques, know-how, technical and non-technical data, inventions, designs, drawings, methods, devices, works of authorship, trade secrets, copyrights, trademarks, service marks, trademark registrations, applications for trademark registration, patents and patent applications, discoveries, and other intellectual property, whether patentable or unpatentable, that Consultant may acquire, obtain, develop, or create in connection with the Services provided under this Consulting Agreement or with use of Rivian’s property or Confidential Information (collectively, the “IP”). Consultant hereby assigns and transfers all right, title, and interest in and to the IP to Rivian, and shall, at the request of Rivian, execute such assignments, certificates or other instruments as Rivian may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such IP.

14.Injunctive Relief and Remedies. In the event of the breach or an anticipated breach by Consultant of any of the provisions of the Sections 9, 12, or 13 of this Consulting Agreement, Rivian would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, Rivian shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

Exhibit 10.2
15.Indemnification. Consultant, at its sole expense, shall indemnify and hold harmless Rivian, the Affiliates, and their directors, shareholders, officers, and employees (“Rivian Indemnified Parties”) from and against any and all claims, allegations, actions, demands, or investigations (“Claims”) and shall pay all losses, damages, expenses (including reasonable attorneys’ fees and other costs, including the costs of defending or settling the claim), and any other liabilities (collectively, “Losses”) sustained by any of Rivian Indemnified Parties that arise out of, relate to, or are in connection with: (i) Consultant’s acts or omissions in connection with the performance of the Services; (ii) Consultant’s failure to perform any of its obligations under this Consulting Agreement; and (iii) the inaccuracy of any representation or breach of any warranty made or given by Consultant in this Consulting Agreement. Consultant’s indemnification obligations set forth in this Section shall not in any way limit, reduce, or alter Consultant’s other obligations, whether at law or under this Consulting Agreement.

16.Transfer and Assignment. This Consulting Agreement is personal to Consultant and shall not be assigned or transferred by Consultant without the prior written consent of Rivian. However, this Consulting Agreement will be binding upon and inure to the benefit of Rivian and any successor to Rivian, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of Rivian whether by purchase, merger, consolidation, reorganization or otherwise.

17.No Waiver. The failure of either Party to execute a right or to require performance by the other Party of any part of this Consulting Agreement shall not affect the full right to exercise such right or to require such performance at any time thereafter, nor shall the waiver by either Party of a breach of any provision of this Consulting Agreement constitute a waiver of any later breach of the same or any other provision.

18.Entire Agreement. This Consulting Agreement sets forth the entire agreement between the Parties and supersedes any other written or oral statements, representations, communications, understandings and agreements relating to the subject matters of this Consulting Agreement. Consultant affirmatively states that Consultant has not, will not, and cannot rely on any representations not expressly made herein. For avoidance of doubt, this Consulting Agreement does not supersede the terms and conditions set forth in the Plan or the covenants set forth in the Separation Agreement, which shall remain in full force and effect. No amendment or modification of the terms of this Consulting Agreement shall be binding upon the Parties unless reduced to writing and signed by Rivian and Consultant.

19.Severability. In the event any phrase, clause or provision of this Consulting Agreement is declared to be illegal, invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Consulting Agreement but will not affect the other provisions of this Consulting Agreement, which shall otherwise remain in full force and effect. If any phrase, clause or provision in this Consulting Agreement is deemed to be unreasonable, onerous or unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable but shall remain effective to the maximum extent permissible within reasonable bounds. In the event Rivian is entitled to damages for a breach of this Consulting Agreement or any other agreement between Rivian and Consultant, or with respect to any other matter arising out of the engagement of Consultant by Rivian, Rivian shall be entitled to offset such damages or claims against amounts due and owing from Rivian to Consultant.

20.Governing Law; Jurisdiction. This Consulting Agreement, and the application or interpretation of this Consulting Agreement, shall be governed by the laws of the State of Delaware, without regard to any conflict of laws principles. Any dispute, controversy or claim arising out of, in connection with, or relating to this Consulting Agreement or Consultant’s engagement by Rivian shall be brought exclusively in a federal or state court in the State of Delaware. The Parties consent to the exclusive jurisdiction of these courts and specifically waive any defenses to personal jurisdiction or venue that may be raised in such an action.

21.Notice. Notices required under this Consulting Agreement shall be in writing and sent by overnight courier or registered mail, return receipt requested, to the Party’s last known address or to such other address that the Party being notified may subsequently furnish to the other by written notice.

22.Construction. Rivian and Consultant acknowledge that this Consulting Agreement was the result of arms-length negotiations between sophisticated Parties, each with the opportunity to be represented by legal counsel. The terms of this Consulting Agreement shall be construed as though both Parties participated equally in the drafting of such terms, and any rule of construction that a document shall be construed against the drafting Party shall not apply to this Consulting Agreement.

23.Counterparts. This Consulting Agreement may be executed in counterparts, each of which shall be deemed an original.

Exhibit 10.2
IN WITNESS WHEREOF, the Parties hereto have executed, or have caused to be executed, this Consulting Agreement on the day and date written below.

Rivian Automotive, LLC
/s/ Jiten Behl                     /s/ Helen Russell
Jiten Behl                    Helen Russell
Date: 8/29/2023                     Date: 8/30/2023

ATTACHMENT A: Services to be Performed by Consultant

During the term of this Agreement, Consultant is expected to perform the following services on behalf of Rivian:

•Provide advice to the Chief Executive Officer in several areas, including, but not limited to:

◦Strategic partnerships between Rivian and third-party entities
◦Large scale commercial agreements
◦Business development
◦Mergers and acquisitions

ATTACHMENT B: Unvested Awards

Consultant was previously granted the following equity awards which are wholly or partially unvested as of August 31, 2023:

Grant Date	Grant Type	Granted Shares	Unvested Shares	Full Vesting Date
12/16/2020	2015/NQ	125,000	62,500	12/16/2024
8/23/2021	2015/NQ	240,000	120,000	8/23/2025
10/30/2021	2015/RSU	20,000	11,250	11/15/2025

ATTACHMENT C: Notice under the Defend Trade Secrets Act

(1)IMMUNITY. — An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—

(A)is made—

i.in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and

ii.solely for the purpose of reporting or investigating a suspected violation of law; or

(B)is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2)USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION
LAWSUIT. — An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—

(A)files any document containing the trade secret under seal; and

(B)does not disclose the trade secret, except pursuant to court order.